Exhibit 10.21
INDEMNIFICATION AGREEMENT
     This INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of                      by and between Electro Rent Corporation, a California corporation (the “Company”), and the undersigned individual who is a director or officer (“Indemnitee”) of the Company in reference to the following facts and circumstances:
     A. The Company wishes to retain the services of its existing directors and executive officers.
     B. The Company wishes to continue to attract and retain high quality directors and executive officers of its choice and believes that adequate indemnification or insurance against the risks of liability is required for this purpose.
     NOW, THEREFORE, in consideration of Indemnitee’s continued service to the Company, the Company hereby agrees as follows:
     1. Indemnification. If Indemnitee was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that Indemnitee is or was a director or officer of the Company or is or was serving (during such person’s tenure as director or officer) at the request of the Company, any other corporation, partnership, joint venture, trust or other enterprise in any capacity, whether the basis of a Proceeding is an alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, Indemnitee shall be indemnified and held harmless by the Company to the fullest extent authorized by California General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expenses, liabilities and loss (including, without limitation, attorneys’ fees, judgments, fines, or penalties and amounts to be paid in settlement) reasonably incurred or suffered by Indemnitee in connection therewith. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right of Indemnitee to be paid by the Company the expenses incurred by Indemnitee in defending a Proceeding in advance of its final disposition; provided, however, that, if California General Corporation Law requires, the payment of such expenses in advance of the final disposition of a Proceeding shall be made only upon receipt by the Company of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified under this Section or otherwise. Except as provided in Section 2, the provisions of this Agreement, shall not apply to any claim initiated by Indemnitee primarily to obtain personal benefit.
     2. Remedy to Enforce Right to Indemnification. If a claim for indemnity under Section 1 of this Agreement is not paid in full by the Company within 90 days after a written claim has been received by the Company, Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, Indemnitee shall also be entitled to be paid the expense of prosecuting such claim including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that Indemnitee has not met the standards of conduct which make it permissible under California General Corporation Law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in California General Corporation Law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its shareholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

     3. Contract Right Not Exclusive. The rights conferred by this Agreement shall not be exclusive of any other rights which Indemnitee may have or hereafter acquire under any statute, provision contained in the Company’s Articles of Incorporation or By-laws, or any agreement, or pursuant to any vote of shareholders or disinterested directors or otherwise.
     4. Insurance. The Company may purchase and maintain insurance on behalf of any Indemnitee against any expense, liability or loss, whether or not the Company would have the power to indemnify the Indemnitee against that expense, liability or loss under the California General Corporation Law. Indemnitee agrees to reimburse the Company for any funds paid hereunder which are paid to Indemnitee under any such policy.
     5. Termination. This Agreement may be amended or terminated by a writing to that effect executed by the Company and delivered to Indemnitee; such amendment or termination shall apply only to acts or omissions of Indemnitee after such notice is delivered to Indemnitee but such termination shall not affect Indemnitee’s rights hereunder with respect to acts or omissions occurring prior thereto. Indemnitee shall not forfeit Indemnitee’s status as a beneficiary under this Agreement by the termination of Indemnitee’s position with the Company.
     6. Saving Clause. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Company shall nevertheless indemnify Indemnitee to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.
     7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns.
     8. Applicable Law. This Agreement shall be governed by and construed in accordance with California law.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Electro Rent Corporation, a California corporation

By:

Name:

Title:

“Indemnitee”

Signature

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